NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, October 30, 2018

LyondellBasell Reports Third Quarter 2018 Earnings

Third Quarter 2018 Highlights

•	Diluted earnings per share: $2.85 per share

•	Net Income: $1.1 billion

•	EBITDA: $1.7 billion, a year-over-year increase in four segments

•	Acquired A. Schulman, Inc., creating the global leader in plastics compounding

•	Launched Advanced Polymer Solutions segment: a new platform for growth

•	Started construction on our new propylene oxide plant in Texas

•	Issued dividends and repurchased shares totaling $720 million; 3.2 million shares repurchased during the third quarter

Comparisons with the prior quarter and third quarter 2017 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Sales and other operating revenues	$10,155	$10,206	$8,516	$30,128	$25,349
Net income	1,113	1,654	1,056	3,998	2,983
Diluted earnings per share	2.85	4.22	2.67	10.18	7.46
Weighted average diluted share count	390	392	395	392	400
EBITDA (a)	1,732	2,010	1,821	5,655	5,408
(a) See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to net income.

LyondellBasell Industries (NYSE: LYB) today announced net income for the third quarter 2018 of $1.1 billion, or $2.85 per share. Integration activities related to the acquisition of A. Schulman are on schedule and estimated to have generated $32 million in forward annual run-rate synergies. The quarter included $53 million of transaction and integration costs which decreased earnings by $0.11 per share. Third quarter 2018 EBITDA was $1.7 billion.

“LyondellBasell's resilient global portfolio continued to deliver strong profitability, which generated third quarter EBITDA that exceeded last year's quarterly results in four segments. Our olefins and polyolefins business in the Americas achieved improvements in chain margins and volumes that overcame third quarter headwinds from rising feedstock costs and new supply to drive increased profitability for the segment. Robust global demand supported attractive margins and earnings for our Intermediates and Derivatives segment. In our Technology segment, increased licensing of LyondellBasell's polyolefins technologies generated EBITDA through the end of the third quarter that exceeded all previous full-year records while our focus on operational improvements at our refinery continued to yield meaningful results," said Bob Patel, LyondellBasell CEO.

“Our company surpassed significant milestones on our value-driven growth initiatives during the third quarter.  In August, we completed the acquisition of A. Schulman, launched our new Advanced Polymer Solutions segment and advanced our organic growth program with the groundbreaking of our new propylene oxide plant,” said Patel.

OUTLOOK
"LyondellBasell's feedstock flexibility and balanced portfolio of global businesses provides competitive advantage during these periods of increased volatility in energy, natural gas liquids pricing and global trade. We are well-positioned to capture value with expanded access to markets and increased synergies from the integration of A. Schulman and the formation of our new Advanced Polymer Solutions segment. During the fourth quarter, we will advance our U.S. growth projects and expect to drive further operational and business improvements in our Intermediates and Derivatives, Refining and Technology businesses," Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology. Third quarter results for our new Advanced Polymer Solutions segment represents a full quarter of results from the LyondellBasell polypropylene compounds, Catalloy and polybutene-1 businesses as well as results for the businesses acquired from A. Schulman beginning on August 21, 2018. Historical segment results for Olefins and Polyolefins - Americas and Olefins and Polyolefins - Europe, Asia and International were recast as a result of the shift of product lines to Advanced Polymer Solutions.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating income	$572	$543	$473	$1,744	$1,730
EBITDA	704	671	591	2,131	2,130

Three months ended September 30, 2018 versus three months ended June 30, 2018 - EBITDA increased by $33 million versus the second quarter 2018. Compared with the prior period, olefins results increased by approximately $120 million. Ethylene margin improved as the ethylene price increased approximately 4 cents per pound. Polyethylene results declined approximately $80 million primarily due to a decrease of approximately 6 cents per pound in the polyethylene spread over ethylene.

Three months ended September 30, 2018 versus three months ended September 30, 2017 - EBITDA increased $113 million versus the third quarter 2017. Compared with the prior period, olefins results increased by approximately $30 million. Volume increased with the absence of third quarter 2017 Hurricane Harvey impacts partially offset by a decline in ethylene margin. Polyolefin results increased by approximately $100 million driven by spread improvements in polyethylene and polypropylene over monomer of approximately 6 cents per pound and 3 cents per pound, respectively. Joint venture equity income increased by $10 million.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins and Co-products, polyethylene and polypropylene.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating income	$141	$245	$367	$667	$1,143
EBITDA	262	355	599	1,036	1,638

Three months ended September 30, 2018 versus three months ended June 30, 2018 - EBITDA decreased by $93 million versus the second quarter 2018. Compared with the prior period, olefins results decreased by approximately $55 million. Volume declined with the start of planned maintenance at our cracker in Wesseling, Germany and margin decreased with higher feedstock costs outpacing olefins price improvements. Combined polyolefins results decreased approximately $45 million primarily due to seasonal declines in volumes. Joint venture equity income increased by $15 million.

Three months ended September 30, 2018 versus three months ended September 30, 2017 - EBITDA decreased by $337 million versus the third quarter 2017, which included a gain of $108 million on the sale of our interest in Geosel. Compared with the prior period, olefins results decreased approximately $100 million. Margin declined as ethylene price improvement lagged feedstock cost increases and volume declined with the start of planned maintenance in the third quarter 2018. Combined polyolefins results decreased approximately $110 million. Polyolefin spreads declined approximately 3 cents per pound and sales volumes decreased due to unusually strong volumes in the third quarter of 2017.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels and Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating income	$431	$569	$329	$1,408	$868
EBITDA	504	642	402	1,632	1,080

Three months ended September 30, 2018 versus three months ended June 30, 2018 - EBITDA decreased $138 million versus the record-setting second quarter 2018 results. Compared with the prior period, Propylene Oxide & Derivatives results decreased approximately $50 million. Volumes declined due to both planned and unplanned maintenance. Margins declined due to lower seasonal demand. Intermediate Chemicals results decreased approximately $35 million, primarily due to a decline in styrene margin of approximately 4 cents per pound. Oxyfuels & Related Products results decreased $55 million, primarily driven by seasonal margin declines.

Three months ended September 30, 2018 versus three months ended September 30, 2017 - EBITDA increased $102 million versus the third quarter 2017. Compared with the prior period, Propylene Oxide & Derivatives results decreased approximately $10 million with volume losses from 2018 planned and unplanned maintenance exceeding hurricane impacts during the third quarter 2017. Intermediate Chemicals results increased approximately $105 million driven by tight industry supplies and strong demand driving improved margins for acetyls, ethylene glycol and styrene. Oxyfuels & Related Products increased by approximately $10 million.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1.

Table 5 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating income	$48	$112	$117	$274	$331
EBITDA	70	121	124	314	356

Three months ended September 30, 2018 versus three months ended June 30, 2018 - EBITDA decreased by $51 million versus the second quarter 2018. A. Schulman was acquired on August 21, 2018 and results from the new business are included prospectively. Transaction and integration costs related to the acquisition and assigned to the segment were $49 million during the third quarter 2018. Compared with the prior period, Compounding & Solutions results were relatively unchanged. The addition of new product lines from the acquisition offset seasonal volume and margin declines in polypropylene compounds. Advanced Polymers results were relatively unchanged with some seasonal volume reductions.

Three months ended September 30, 2018 versus three months ended September 30, 2017 - EBITDA decreased by $54 million versus the third quarter 2017. A. Schulman was acquired on August 21, 2018 and results from the new business are included prospectively. Transaction and integration costs related to the acquisition and assigned to the segment were $49 million during the third quarter 2018. Compared with the prior period, Compounding & Solutions results were relatively unchanged. The addition of new product lines from the acquisition partially offset margin and volume declines in polypropylene compounds. Advanced Polymers results were relatively unchanged.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 6 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating income (loss)	$38	$58	$10	$111	$(81)
EBITDA	84	104	58	251	53

Three months ended September 30, 2018 versus three months ended June 30, 2018 - EBITDA decreased $20 million versus the second quarter 2018. The Houston Refinery operated at 232,000 barrels per day, 27,000 barrels per day less than the prior period with planned maintenance beginning in September. The Maya 2-1-1 industry benchmark crack spread decreased by $4.51 per barrel to $21.43 per barrel. Margin improved at our Houston Refinery primarily due to favorable Canadian crude oil pricing relative to the Maya price.

Three months ended September 30, 2018 versus three months ended September 30, 2017 - EBITDA increased $26 million versus the third quarter 2017. Margin increased at our Houston Refinery primarily driven by improved yields and lower costs for RINs. Crude throughput declined by 8,000 barrels per day with planned maintenance in the third quarter 2018 exceeding downtime related to hurricane impacts in the third quarter 2017.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 7 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating income	$88	$100	$36	$234	$125
EBITDA	98	113	47	267	155

Three months ended September 30, 2018 versus three months ended June 30, 2018 - EBITDA decreased by $15 million versus the record second quarter 2018 results primarily due to a decrease in licensing revenue and a decline in catalyst margin.

Three months ended September 30, 2018 versus three months ended September 30, 2017 - EBITDA increased by $51 million versus the third quarter 2017 driven by an increase in licensing revenue.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $482 million during the third quarter 2018. Our cash and liquid investment balance was $2.0 billion at September 30, 2018. We repurchased 3.2 million ordinary shares during the third quarter 2018. There were 387 million common shares outstanding as of September 30, 2018. The company paid dividends of $389 million during the third quarter of 2018.

Reconciliations and Additional Information
Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call October 30 at 9 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The pass code for all numbers is 6934553.

The slides and webcast that accompany the call will be available at http://www.LyondellBasell.com/earnings.

A replay of the call will be available from 11:30 a.m. EDT October 30 until December 21 at 9:59 p.m. EST. The replay dial-in numbers are 888-566-0478 (U.S.) and +1 203-369-3051 (international). The pass code for each is 1346.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polymer compounds and the largest licensor of polyolefin technologies. In 2018, LyondellBasell was named to Fortune magazine’s list of the “World’s Most Admired Companies.” More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; any proposed business combination, the expected timetable for completing any proposed transactions and the receipt of any required governmental approvals, future financial and operating results, benefits and synergies of any proposed transactions, future opportunities for the combined company; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2017, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
###
Source: LyondellBasell Industries

Media Contact: David Rosen +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2017					2018
(Millions of U.S. Dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Total
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,509	$2,444	$2,347	$2,704	$10,004	$2,646	$2,542	$2,770	$7,958
Olefins & Polyolefins - EAI	2,510	2,486	2,640	2,582	10,218	2,960	2,900	2,643	8,503
Intermediates & Derivatives	2,150	2,014	2,077	2,231	8,472	2,343	2,584	2,509	7,436
Advanced Polymer Solutions	712	751	731	728	2,922	838	833	1,039	2,710
Refining	1,353	1,713	1,670	2,112	6,848	2,257	2,569	2,499	7,325
Technology	120	107	98	125	450	115	182	171	468
Other/Eliminations	(924)	(1,112)	(1,047)	(1,347)	(4,430)	(1,392)	(1,404)	(1,476)	(4,272)
Continuing Operations	$8,430	$8,403	$8,516	$9,135	$34,484	$9,767	$10,206	$10,155	$30,128

Operating income (loss):
Olefins & Polyolefins - Americas	$544	$713	$473	$652	$2,382	$629	$543	$572	$1,744
Olefins & Polyolefins - EAI	322	454	367	165	1,308	281	245	141	667
Intermediates & Derivatives	269	270	329	334	1,202	408	569	431	1,408
Advanced Polymer Solutions	94	120	117	74	405	114	112	48	274
Refining	(70)	(21)	10	59	(22)	15	58	38	111
Technology	50	39	36	58	183	46	100	88	234
Other	1	2	—	(1)	2	1	(1)	(1)	(1)
Continuing Operations	$1,210	$1,577	$1,332	$1,341	$5,460	$1,494	$1,626	$1,317	$4,437

Depreciation and amortization:
Olefins & Polyolefins - Americas	$116	$106	$104	$107	$433	$106	$109	$111	$326
Olefins & Polyolefins - EAI	51	51	54	54	210	56	52	50	158
Intermediates & Derivatives	69	68	69	73	279	73	72	71	216
Advanced Polymer Solutions	10	8	7	10	35	8	9	22	39
Refining	40	44	49	44	177	46	46	45	137
Technology	10	9	11	10	40	10	12	10	32
Continuing Operations	$296	$286	$294	$298	$1,174	$299	$300	$309	$908

EBITDA:(a)
Olefins & Polyolefins - Americas	$706	$833	$591	$769	$2,899	$756	$671	$704	$2,131
Olefins & Polyolefins - EAI	442	597	599	289	1,927	419	355	262	1,036
Intermediates & Derivatives	339	339	402	410	1,490	486	642	504	1,632
Advanced Polymer Solutions	104	128	124	82	438	123	121	70	314
Refining	(30)	25	58	104	157	63	104	84	251
Technology	60	48	47	68	223	56	113	98	267
Other	(4)	—	—	4	—	10	4	10	24
Continuing Operations	$1,617	$1,970	$1,821	$1,726	$7,134	$1,913	$2,010	$1,732	$5,655

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$201	$178	$161	$201	$741	$242	$311	$247	$800
Olefins & Polyolefins - EAI	37	24	34	68	163	58	40	58	156
Intermediates & Derivatives	77	107	79	69	332	68	80	100	248
Advanced Polymer Solutions	11	9	14	21	55	15	10	16	41
Refining	84	79	21	29	213	36	45	47	128
Technology	7	6	8	11	32	8	9	12	29
Other	4	4	1	2	11	2	1	2	5
Continuing Operations	$421	$407	$318	$401	$1,547	$429	$496	$482	$1,407

(a) See Table 9 for the reconciliation of EBITDA to net income.

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information (Continued)

	2016
(Millions of U.S. Dollars)	Q1	Q2	Q3	Q4	Total
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,023	$2,116	$2,254	$2,329	$8,722
Olefins & Polyolefins - EAI	2,134	2,235	2,160	2,189	8,718
Intermediates & Derivatives	1,702	1,769	1,805	1,950	7,226
Advanced Polymer Solutions	628	676	661	636	2,601
Refining	955	1,289	1,330	1,561	5,135
Technology	132	129	102	116	479
Other/Eliminations	(831)	(886)	(947)	(1,034)	(3,698)
Continuing Operations	$6,743	$7,328	$7,365	$7,747	$29,183

Operating income (loss):
Olefins & Polyolefins - Americas	$681	$616	$565	$446	$2,308
Olefins & Polyolefins - EAI	290	336	368	213	1,207
Intermediates & Derivatives	255	327	240	236	1,058
Advanced Polymer Solutions	94	117	96	65	372
Refining	(30)	(53)	(56)	40	(99)
Technology	73	62	35	51	221
Other	(3)	(2)	1	(3)	(7)
Continuing Operations	$1,360	$1,403	$1,249	$1,048	$5,060

Depreciation and amortization:
Olefins & Polyolefins - Americas	$89	$88	$87	$95	$359
Olefins & Polyolefins - EAI	49	50	50	52	201
Intermediates & Derivatives	70	69	62	68	269
Advanced Polymer Solutions	7	8	8	8	31
Refining	43	40	40	40	163
Technology	10	11	10	10	41
Continuing Operations	$268	$266	$257	$273	$1,064

EBITDA:(a)
Olefins & Polyolefins - Americas	$851	$724	$664	$549	$2,788
Olefins & Polyolefins - EAI	413	482	497	337	1,729
Intermediates & Derivatives	326	397	304	306	1,333
Advanced Polymer Solutions	123	124	105	75	427
Refining	14	(13)	(10)	81	72
Technology	83	73	45	61	262
Other	(3)	(4)	1	(3)	(9)
Continuing Operations	$1,807	$1,783	$1,606	$1,406	$6,602

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$300	$338	$383	$349	$1,370
Olefins & Polyolefins - EAI	76	55	40	58	229
Intermediates & Derivatives	76	80	90	87	333
Advanced Polymer Solutions	8	6	9	15	38
Refining	57	71	51	45	224
Technology	6	9	9	12	36
Other	4	4	4	1	13
Continuing Operations	$527	$563	$586	$567	$2,243

(a) See Table 9 for the reconciliation of EBITDA to net income.

Table 9 - Reconciliation of Net Income to EBITDA
	2017					2018
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Total
Net income (a)(b)	$797	$1,130	$1,056	$1,894	$4,877	$1,231	1,654	$1,113	$3,998
Loss from discontinued operations, net of tax	8	4	2	4	18	—	1	2	3
Income from continuing operations(a)(b)	805	1,134	1,058	1,898	4,895	1,231	1,655	1,115	4,001
Provision for (benefit from) income taxes(b)	315	459	380	(556)	598	303	(21)	232	514
Depreciation and amortization	296	286	294	298	1,174	299	300	309	908
Interest expense, net(c)	201	91	89	86	467	80	76	76	232
EBITDA(d)	$1,617	$1,970	$1,821	$1,726	$7,134	$1,913	$2,010	$1,732	$5,655

	2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total
Net income (a)	$1,030	$1,091	$953	$763	$3,837
Loss from discontinued operations, net of tax	—	1	2	7	10
Income from continuing operations(a)	1,030	1,092	955	770	3,847
Provision for income taxes	432	346	326	282	1,386
Depreciation and amortization	268	266	257	273	1,064
Interest expense, net	77	79	68	81	305
EBITDA(d)	$1,807	$1,783	$1,606	$1,406	$6,602

(a) The third quarter of 2017 includes an after-tax gain of $103 million on the sale of our interest in Geosel. The third quarter of 2018 includes a $42 million after-tax charge for transaction and integration costs associated with the acquisition of A. Schulman. The first quarter of 2016 includes a $78 million after-tax gain on the sale of our wholly owned Argentine subsidiary.

(b) The fourth quarter of 2017 includes an $819 million non-cash tax benefit related to the lower federal income tax rate resulting from the U.S. Tax Cuts and Jobs Act enacted in December 2017. The second quarter of 2018 includes a $346 million non-cash benefit from the release of unrecognized tax benefits and associated accrued interest.

(c) Includes pre-tax charges totaling $113 million in the first quarter of 2017 related to the redemption of $1,000 million aggregate principal amount of our 5% Senior Notes due 2019.
(d) Third quarter 2017 EBITDA includes a pre-tax gain of $108 million on the sale of our interest in Geosel. The third quarter of 2018 includes a $53 million pre-tax charge for transaction and integration costs associated with the acquisition of A. Schulman. First quarter 2016 EBITDA includes a $78 million pre-tax gain on the sale of our wholly owned Argentine subsidiary.